Exhibit 99.2



    Contacts:
    Susan G. Gaffney                              Veronica L. Rosa
    Investor Relations                            Investor Relations
    610-408-7292                                  610-408-7196
    sgaffney@ikon.com                             vrosa@ikon.com


      IKON OFFICE SOLUTIONS ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS

             Conversion of Analog to Digital, Key to Future Growth,
                             Continues To Accelerate

          Company Taking Aggressive Actions To Increase Revenue Growth

Valley Forge, Pennsylvania - October 27, 1999 - IKON Office Solutions (NYSE:
IKN) today reported results for the fourth quarter and fiscal year ended September 30, 1999.

         Earnings for the fourth quarter ended September 30, 1999, were $21.7 million, or $.15 per share. Revenues for the fourth quarter were $1.37 billion, a decline of 1.3% from the third quarter of 1999.

                  Transition to Digital Continues to Accelerate

         "There is no question that the current operating environment is tough for our entire industry," said James J. Forese, President and Chief Executive Officer. "Buying patterns are changing in response to technological advances and intense competitive forces. The key dynamic in our markets right now is the rapid transition from analog to digital. For IKON, the pace of that transition continued to accelerate in the fourth quarter, as we benefited from the third quarter introduction of the new Canon digital offering. In fact, IKON's new equipment revenue is now 69% digital and 31% analog, and digital black and white revenue in the fourth quarter was up 111% from the same period last year. For the whole year, digital black and white revenue was twice as much as it was in fiscal 1998. The strategy of converting the base to digital is critical to the long-term success of our services

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model, because conversion provides the annuity stream to fund the evolution of this model and develops the customer relationships through which we can sell services.

         "Although we've made great progress during 1999 in expanding our digital offerings and instituting a new sales model that defines markets by customer need rather than simply by geographic location, our fourth quarter results fell short of expectations. Earnings for the quarter were down due primarily to lower-than-anticipated revenues and the underperformance of certain operations in two of our business units, Technology Services and Document Services," Mr. Forese added.

    Revenues, Mr. Forese said, were negatively impacted by:

     o higher-than-anticipated sales force attrition, resulting in a shortage of almost 250 representatives as IKON enters the first quarter;

     o    an increased backlog in Canon digital products;

     o the delay by some customers in purchasing decisions due to concerns about Y2K issues; and

     o a 3% decrease in service and rental revenue as a result of underperformance in some Document Services and Technology Services units and lower copy volumes due to a de-emphasis of the Company's segments 1 and 2 equipment base.


                               Fiscal 1999 Results

         For fiscal 1999, the Company generated net income of $100.6 million, or $.67 per diluted share, including a gain from asset securitization of $14.3 million, or $.06 per share. This compares to a net loss of $83 million, or $.76 per share, for fiscal 1998. Fiscal 1998 results include transformation and special charges of $230.4 million, or $1.16 per share; excluding these items, fiscal 1998 net income would have been $73.9 million or $.40 per share. Revenues for fiscal 1999 decreased 1.9% to $5.5 billion from $5.6 billion in fiscal 1998. The full year decline is due primarily to the elimination of unprofitable revenue streams and a reduction in the sales force of close to 1,000 representatives.


             Actions To Address Marketplace Changes and Spur Growth


         Mr. Forese stated, "We are taking a number of actions to address the challenges that IKON, and to a great extent the industry as a whole, are facing." These initiatives for fiscal 2000, he said, are designed to stimulate revenue growth by:

     o Building an increasingly robust product line - adding to our outstanding portfolio of digital and color products from Ricoh and Canon;

     o Accelerating our introduction of diverse high-value-added services to aid in integrating and optimizing high-end office equipment. The service portfolio will be expanded through alliances for image capture and creation, further integration of IKON's Digital Express network, expansion of Information Technology "help desk" and network analysis services, and development of a document repository service;

     o Adding 400-500 salespeople, including 300-400 in the high volume, color and major accounts areas, as well as approximately 100 in management services;

     o Reducing attrition in the sales force through new training and recruitment programs started in fiscal 1999;

     o Continuing the roll-out of the new sales model introduced at the beginning of fiscal 1999, which focuses on customer needs and provides tools for sales and analysis;

     o    Accelerating telemarketing and e-commerce initiatives;

     o Focusing the sales force on protecting the low-end customer base for the purpose of converting it to digital or up-market products;

     o Launching a global branding campaign to promote revenue growth and protect the existing customer base;

     o Accelerating productivity initiatives, including a "shared services" program to consolidate all field accounting nationwide at two U.S. centers and a supply chain management project to establish a nationwide organization to monitor and manage product planning and procurement and inventory control; and

     o Consolidating and disposing of unproductive assets. Over the next 60 to 90 days, IKON will identify and quantify the specific costs to be charged in the first quarter of year 2000 to dispose of certain underperforming operations, consolidate real estate and provide for employee severance payments related to these dispositions and the productivity programs cited above.


                                Near-term Outlook


         Mr. Forese said, "We expect to see continuing acceleration of the trend to digital along with a decline of the analog base. We also expect to see growth in key business segments, including facilities management, color, mid-range and high volume.


          "Given industry trends, we anticipate that fiscal 2000 is going to be a difficult year. We anticipate revenue will grow 1-2% for the year, and that earnings per share will be $.75 to $.85 before any special charges. We believe the productivity initiatives and asset dispositions will produce long-term savings for the Company but are expected to result in charges of approximately $100-$125 million in the first quarter of fiscal year 2000. The cash impact of the charge is expected to be approximately half of that total. Long-term savings from these dispositions and productivity initiatives are anticipated to be approximately $50 to $65 million on an annualized basis.

          "The essential challenges to our industry at this time," Mr. Forese stated, "are the threat of price deterioration; the need to adapt to digital and services sales models that require increasingly sophisticated personnel and have longer selling cycles; changes in distribution channels; and excess capacity. Against these challenges, this company is building an increasingly competitive position for the long term. We have made substantial progress in cutting costs, imposing operating and financial disciplines, consolidating operations and focusing on productivity initiatives. We have also stabilized this organization. Now, we must concentrate primarily on revenue growth.

         "When I became Chief Executive Officer, I said I would take whatever actions might prove to be necessary to develop the potential of this Company, root out its problems and overcome the challenges confronting the industry. I believe we are doing just that," Mr. Forese concluded.

         IKON Office Solutions (www.ikon.com) is one of the world's leading office technology companies, providing customers with total office solutions from copier and printing systems, computer networking and digital document services to copy center management, technology training and electronic file conversion. With fiscal 1999 revenues of $5.5 billion, IKON has more than 1,000 locations including the United States, Canada, Mexico, the United Kingdom, France, Germany and Denmark.













This news release includes information which may constitute forward-looking statements within the meaning of the federal securities laws, including, but not limited to: statements concerning expected revenue growth, cost savings and increased margins resulting from IKON's growth and productivity initiatives; and statements concerning special charges, cash impact and expected savings relating to certain planned asset dispositions and consolidations. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management's current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to, risks and uncertainties relating to conducting operations in a competitive environment and a changing industry; delays, difficulties, management transitions and employment issues associated with consolidation of, and/or changes in business operations; managing the integration of existing and acquired companies; risks and uncertainties associated with existing or future vendor relationships; and general economic conditions. Certain additional risks and uncertainties are set forth in IKON's 1998 Annual Report on Form 10-K/A filed with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON's current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.

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